Exhibit 10.2

SETTLEMENT AGREEMENT

THE UNDERSIGNED

1.
NewAmsterdam Pharma Company N.V., a private company with limited liability under Dutch law, having its corporate seat at Naarden and maintaining business premises at Gooimeer 2 35 in (1411 DC) Naarden, registered with the Chamber of Commerce under number 86649051, referred to hereafter as: the "Employer";

and

2.
Ms. L. (Louise) Kooij, residing at [***] (the "Employee");

each a "Party" and together, collectively, the "Parties".

WHEREAS

A.
The Employee has been employed by the Employer since 1 November 2022 on the basis of an employment agreement for indefinite term, pursuant to which the Employee was lastly employed in the position of Chief Accounting Officer (the "Employment Agreement").

B.
The Parties have different views on how the Employee's work should be conducted. The Parties have discussed their differences and came to the conclusion that a successful cooperation in the future is no longer feasible.

C.
Furthermore, the Employer has come to the conclusion that there are no other suitable positions available within the Employer's organization or within any of the group of entities, which has also been acknowledged by the Employee.

D.
In view of the above, the Employer has expressed its wish to terminate the Employment Agreement. In this regard, the Employer confirms that the termination of the Employment Agreement is triggered on its initiative; that there is no urgent cause (in Dutch: dringende reden) for such termination within the meaning of article 7:678 of the Dutch Civil Code ("DCC") (in Dutch: Burgerlijk Wetboek) and that the Employee is not to blame in this respect.

E.
Taking into account the foregoing, the Parties entered into discussions on the terms and conditions of an amicable settlement on the termination of the Employment Agreement as well as any other issues there may be and wish to lay down the settlement in this agreement (this ''Agreement'').

F.
The Employee has sought and obtained legal advice on the content of this Agreement and the consequences thereof, or has at least obtained the Employer's advice to do so.

G.
By means of this Agreement - which is considered to be a settlement agreement (in Dutch: vaststellingsovereenkomst) within the meaning of article 7:900 et seq. DCC - the Parties wish to record and lay down what they exhaustively and comprehensively have established and agreed in respect of the termination of the Employment Agreement, with a view to end and prevent any uncertainty or dispute between them as to what applies between them by law, whereby the Parties waive any and all claims and agreements against each other, which might exist or might have existed.

HAVE AGREED AS FOLLOWS

1.
Termination of Employment Agreement

The Employment Agreement shall terminate with mutual consent (in Dutch: eindigt met wederzijds goedvinden) with effect from 1 September 2026, with 31 August 2026 therefore being the final day that the Employee is employed by the Employer (the "Termination Date").

2.
Period until Termination Date

2.1.
The Employee shall continue to perform her duties pursuant to the Employment Agreement to the best of her abilities and in a loyal, diligent and professional manner until the Termination Date, or as otherwise instructed by the Employer. In addition, the Employee shall be available to, if so requested, assist the Employer concerning a proper handover of tasks and knowledge.

2.2.
The Employee can enter into an employment agreement with another employer before the Termination Date at any time without being bound to a notice period. In such case, the Employee will notify the Employer thereof in writing and the Employment Agreement will end as of the starting date of the new employment agreement (the "Earlier Termination Date"). In that event, this Agreement will remain in full force and effect, provided that: (i) the Employment Agreement shall terminate with mutual consent with effect from the Earlier Termination Date (ii) wherever the term Termination Date is used this should be read as the Earlier Termination Date. For clarity, in the event of an Earlier Termination Date, Employee retains entitlement to (A) the severance compensation set forth in Section 3.1 below, (b) the STI set forth in Section 4.2 below, (C) the continued vesting of the LTI and extended exercisability of stock options set forth in Section 4.3 below, and (D) any other payments and benefits under this Agreement, in each case (A) to (D), subject to the terms and conditions set forth in this Agreement.

3.
Severance compensation

3.1.
As compensation for the termination of the Employment Agreement, including the termination of all functions the Employee holds on behalf of the Employer, the Employer shall pay the Employee a termination fee in euros equal to twelve (12) gross monthly salaries at her gross monthly rate currently in effect on the books and records of the Company.

3.2.
The Employer shall pay the compensation amount as referred to in section 3.1 of this Agreement, under withholding of wage tax (in Dutch: loonbelasting) and social premiums (in Dutch: sociale premies), within 4 weeks after the Termination Date by wire transfer to the Employee's regular salary account.

3.3.
For the avoidance of doubt, the Parties acknowledge and confirm that the Employee shall not be entitled to any other benefit, bonus, incentive, compensation or other type of payment, than those payments explicitly mentioned and provided for in this Agreement.

4.
Outstanding benefits

4.1.
The Employee will receive full payment of the fixed salary and emoluments up to and including the Termination Date.

4.2.
With respect to the STI (as defined in the Employment Agreement) for the year 2026, the Parties agree that the Employee shall be entitled to a pro-rated bonus amount assuming target achievement of applicable performance goals over the period 1 January 2026 until the Termination Date. This bonus payment shall be paid out by the Employer together with the severance compensation referred to in section 3.1 of this Agreement.

4.3.
With respect to the LTI (as defined in the Employment Agreement), the Parties acknowledge that the termination of the Employment Agreement shall also result in a termination of the Employee’s eligibility for participation in the LTI. In this respect, the Parties agree as follows:

4.3.1.
Notwithstanding the termination of Employee’s employment on the Termination Date, and expressly conditioned upon Employee’s continued full compliance with all terms of this Agreement (including, without limitation, any confidentiality, non-disparagement, non-solicitation, cooperation, and other post-employment obligations) and the CAIA (as defined in the Employment Agreement), all outstanding equity awards held by Employee as of the Termination Date that are eligible to vest based solely on continued service shall continue to vest in accordance with their existing terms through 10 January 2027 (the “Final Vesting Date”) as set forth on Exhibit A hereto, as if Employee had remained continuously employed through such date.

4.3.2.
In the event Employee breaches any provision of this Agreement or the CAIA at any time, then, in addition to any other remedies available to the Company: (i) all unvested equity awards (including any awards eligible for continued vesting under Section 4.3.3) shall immediately and automatically be forfeited and cancelled for no consideration, and (ii) any portion of equity awards that vested pursuant to Section 4.3.3 following the Termination Date but prior to such breach may, to the extent permitted by applicable law and the governing equity plan, be subject to forfeiture, recoupment, or clawback.

4.3.3.
Effective immediately as of the expiration of the recission period provided under article 7:670b section 2 DCC without recission by the Employee, any portion of Employee’s outstanding equity awards that is not scheduled to vest on or before the Final Vesting Date shall be, and hereby is, automatically and irrevocably forfeited and cancelled for no consideration.

4.3.4.
Any stock options (or similar rights) held by Employee that are vested as of the Final Vesting Date (including those that vest pursuant to Section 4.3.1, subject to continued compliance) shall remain exercisable until 10 February 2027 (the “Option Exercise Deadline”), after which time such options shall expire and be of no further force or effect. All exercises must be in accordance with the applicable equity plan and award agreements.

4.3.5.
Except as expressly modified by this Section 4.3, all equity awards shall remain subject to the terms and conditions of the Company’s applicable equity incentive plan(s) and the individual award agreements, including provisions relating to exercise procedures, tax withholding, and clawback or recoupment policies.

Employee acknowledges that, except as expressly provided herein, no additional vesting, acceleration, or extension of exercisability shall occur following the Termination Date.

5.
Final statement of indebtedness

5.1.
The Employer shall draw up a final statement of indebtedness (in Dutch: eindafrekening) in connection with the termination of the Employment Agreement. The final statement shall include the Employee's accrued pro rata holiday allowance (if any).

5.2.
The final statement shall also include the balance of outstanding and to be redeemed days of holiday as accrued until the Termination Date, which shall be paid out to the Employee.

5.3.
The Employer shall pay any outstanding amounts under the final statement of indebtedness as referred to in this section 5, under withholding of wage tax (in Dutch: loonbelasting) and social premiums (in Dutch: sociale premies), if applicable, within 4 weeks after the Termination Date by wire transfer to the Employee's regular salary account.

5.4.
The Employee's participation in any collective insurances taken out by the Employer for the benefit of the Employee will cease immediately following the Termination Date.

6.
Legal costs

6.1.
In the event the Employee is not entitled to legal assistance by virtue of her membership of a trade union or legal expenses insurance policy, the Employer will contribute to the costs of legal assistance of the Employee in connection with the entering into of this Agreement up to a maximum of EUR 1,500, including office costs and including VAT, after receipt of a proper invoice.

6.2.
The Employee can submit the invoice she has paid for legal assistance to the Employer through the regular expense claim procedure. The Employer will reimburse the Employee for these costs up to the maximum amount as referred to in section 6.1 of this Agreement, within 1 (one) month after receipt of the invoice by wire transfer to the Employee's regular salary account. The Employee shall submit the invoice for legal assistance to the Employer no later than on the Termination Date. An invoice submitted by Employee after the Termination Date will not be reimbursed.

7.
Company property | Expenses

7.1.
The Employee shall return all company property of the Employer as well as all documentation related to (the business) of the Employer on the Termination Date, including company properties such as access pass, keys, mobile phone, laptop and to the Employer related documents and information (such as business plans and strategies, budgets, (financial) reports, client lists, quotes, know-how), both in hard copy and on digital data carriers. The Employee shall not keep any copies of such documentation, with the exception of documents related to the Employment Agreement.

7.2.
Any business expenses by the Employee which qualify for reimbursement by the Employer according to the applicable policies, shall be submitted by the Employee to the Employer ultimately on the Termination Date. Any such expenses submitted after the Termination Date shall not be reimbursed.

8.
Letter of reference | Communications

8.1.
Upon request, the Employer shall provide the Employee with a positive letter of reference (in Dutch: getuigschrift) and will provide for positive references about the person and performance of the Employee, in accordance with the letter of reference. Maryellen McQuade will act as contact person for the Employer in this respect.

8.2.
If the Employee has a profile on LinkedIn and/or a similar website mentioning the Employer as the Employee's current employer, the Employee will change her profile accordingly no later than one day following Termination Date in such way that the Employer will no longer be mentioned as the current employer of the Employee.

9.
Post-contractual obligations | Confidentiality

9.1.
All post-contractual obligations as provided for in the Employment Agreement and in the CAIA, will remain in place. Without prejudice to those obligations, the Employee shall observe confidentiality with respect to all information, know-how and data relating to the Employer and its affiliates that is confidential and shall not use any of such information, know-how and data.

9.2.
The Parties shall not disclose any information with respect to the content of this Agreement to third parties, with the exception of the Employee's spouse and/or her legal or fiscal advisors and in the event that a statutory or legal obligation to disclose such information exists.

9.3.
The Parties shall not make negative comments on each other and shall refrain from (co-operating with) any negative publication or communication made in the public domain with respect to each other. This includes (but is not limited to) negative statements made on social media, such as Facebook and Twitter/X.

10.
No issues

The Employee declares that she is not aware of any acts or circumstances that could have a materially adverse effect on the Employer and/or its affiliates or its business.

11.
Discharge

Save for the rights and obligation that arise from this Agreement, the Parties grant each other full and final discharge (in Dutch: finale kwijting) with respect to the Employment Agreement as well as the termination thereof, including the termination of all functions of the Employee. The Parties recognise and confirm that save for the arrangements laid down in this Agreement, no other agreements, (option) rights, claims and/or arrangements exist anymore, at least that any such agreements, claims and/or arrangements will be waived and nullified by this Agreement, which means to regulate and cover all possible arrangements between the Parties, with a view to pursue a termination of the Employment Agreement exhaustively.

12.
Declaration of legal consequences; waiver of right to annulment and dissolution

12.1.
The Employee declares that she is fully aware of the legal and other consequences of signing this settlement agreement and of the fact that the Employer cannot give any guarantees with regard to the granting of any benefit pursuant to social security legislation. A possible refusal of a benefit, or a reduction of a benefit, will not affect the validity of this settlement agreement.
12.2.
The Employee declares that at the time of signing this agreement, she has neither accepted another job nor has any firm prospects of doing so. If it appears at any time that this declaration is incorrect, the Employee will forfeit her right to the severance payment as referred to in section 3.1 of this Agreement. and, if already paid by the Employer, the Employee is obliged to immediately repay the severance payment to the Employer.

12.3.
Without the Employee's right pursuant to article 7:670b sub 2 DCC as mentioned below, the Parties hereby waive, to the extent permitted by law, their rights under articles 6:265 to 6:272 inclusive DCC to rescind (in Dutch: ontbinden), or demand in legal proceedings the rescission (in Dutch: ontbinding) of this Agreement on the grounds of breach (in Dutch: toerekenbare tekortkoming) or error (in Dutch: dwaling).

13.
Partial invalidity

In the event that an article of this Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of the Agreement shall continue to be effective to the extent that, in view of this Agreement's substance and purpose, such remainder is not inextricably related to and therefore in severable from the invalid, illegal, not binding or unenforceable provision. The Parties shall make every effort to reach agreement on a new respective article which differs as little as possible from the invalid, illegal, not binding or unenforceable article, taking into account the substance and purpose of this Agreement.

14.
Settlement agreement

This Agreement is considered to be a settlement agreement (in Dutch: vaststellingsovereen-komst) within the meaning of article 7:900 DCC.

15.
Entire Agreement

15.1.
This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relative to said subject matter.

15.2.
This Agreement may only be amended in writing and such amendment signed by each of the Parties.

16.
Governing law and competent court

16.1.
This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

16.2.
Any dispute in connection with this Agreement shall finally be settled before the competent court of Amsterdam, the Netherlands.

[signature page follows]

Pursuant to article 7:670b section 2 DCC the Employee has the right to rescind (in Dutch: ontbinden) this agreement without giving reasons (in Dutch: zonder opgaaf van redenen) by means of a written statement to that effect addressed to the Employer, within 14 (fourteen) days after the date of this Agreement.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

Thus agreed,

/s/ Michael Davidson______________________

NewAmsterdam Pharma Company N.V.

By: Michael Davidson

Position: Chief Executive Officer, Executive Director

_/s/ Louise Kooij_______________________

Louise Kooij

EXHIBIT A

See attached.